AMENDMENT NO. 1 TO

SECOND AMENDED & RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MAGELLAN GP, LLC

This Amendment No. 1 (this "Amendment"), dated as of July 31, 2007, to the Second Amended & Restated Limited Liability Company Agreement (the "Agreement") of Magellan GP, LLC (the "Company"), a Delaware limited liability company, dated as of October 20, 2005, is (1) adopted, executed and agreed to by Magellan Midstream Holdings, L.P., a Delaware limited partnership, as the sole member ("Member") of the Company and (2) adopted and agreed to by resolution of the Board of Directors of the Company (the "Board"), pursuant to Section 13.05 of the Agreement. Capitalized terms used but not defined herein are used as defined in the Agreement.

WHEREAS, Section 13.05 of the Agreement provides that the Agreement may only be amended by a written instrument executed by the Member (except in the case of amendments to the provisions contained in Article VII that must be approved by the Board and are otherwise subject to the restrictions on amendment contained in such Article);

WHEREAS, the Board of Directors of the Company approved the form of this Amendment by unanimous written consent dated July 31, 2007;

WHEREAS, the Member deems it to be in the best interest of the Company to amend Section 7.01(d) to clarify that a material change in the compensation philosophy for any officer of the Company is a material matter as described in such Section 7.01(d).

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. The following phrase shall be inserted as (vii) in the second sentence of Section 7.01(d):

"; and (vii) a material change in the compensation philosophy for any class of employees, including officers."

2. Except as hereby amended, the Agreement shall remain in full force and effect.

3. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

4. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

Magellan Midstream Holdings, L.P., the Member

By: Magellan Midstream Holdings GP, LLC, its general partner

By: /s/ Don R. Wellendorf

Name: Don R. Wellendorf

Title: Chief Executive Officer & President